Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION

ANOUNCES THIRD QUARTER 2012 RESULTS

Company reports that it is ahead of target on key development milestones.

SEATTLE, WA – NOVEMBER 8, 2012 - ClearSign Combustion Corporation (Nasdaq: CLIR), an emerging leader in combustion and emissions control technology for industrial, commercial and utility markets, today announced its results for the third quarter ended September 30, 2012. The Company incurred losses of $1,132,000 and $3,017,000 for the three months and nine months ended September 30, 2012, respectively, as compared to losses of $791,000 and $2,390,000 for the same periods in 2011. Research and development costs totaled $331,000 and $887,000 for the three months and nine months ended September 30, 2012, respectively, as compared to $194,000 and $314,000 for the same periods in 2011, reflecting increased personnel levels and research activities in 2012. General and administrative costs increased to $811,000 for the three months ended September 30, 2012 as compared to $599,000 for the same period in 2011, reflecting the $204,000 cost of operating as a public company in 2012. For the nine months ended September 30, 2012, general and administrative costs increased to $2,145,000 as compared to $2,078,000 for the same period in 2011. This resulted from $548,000 of increased personnel costs due to increased personnel levels in 2012 and the $424,000 cost of operating as a public company, which was offset by a non-recurring consulting expense of $1,000,000 in 2011. As a development stage company, ClearSign has recorded no revenue to date.

With the completion of its initial public offering in the second quarter of 2012 and issuance of shares for work related to the IPO at $4.00 per share, the Company raised net proceeds of $11,640,000.

Working capital at September 30, 2012 totaled $9,096,000, including cash and cash equivalents of $9,640,000. Management expects these funds to be sufficient to fund activities at least through April 2014.

“We are extremely pleased with our achievements in the most recent quarter and in the first nine months of 2012,” said ClearSign CEO, Rick Rutkowski.

“Going into 2012, our goals were clear: 1) scale the technology to a commercially relevant scale, 2) demonstrate how ECC™ technology enables the design of next generation combustion systems that offer the potential for significant cost savings and increased profits in high value industrial processes and 3) assert an aggressively preemptive stance in the intellectual property surrounding the use of ECC technology.

“We have enjoyed success against all of these objectives and in our efforts to foster support and gain acceptance among subject matter experts in the combustion space and identify and stimulate demand among prospective launch customers and commercialization partners.

“We believe that this will set the stage for us to structure partnerships designed to bring our technology to the market and to maximize its value in key segments.

“We are pleased to report that we have performed well against all of these objectives to date this year and continue to progress on a path toward partnerships and technology commercialization.

“On September 27th, we reported that we had achieved our scale target of 1,000,000 Btu/h and that we did so a full quarter ahead of schedule. This demonstration at 'commercially relevant scale' has proven to be, as we anticipated, an important reference for prospective partners and customers and we are actively engaged in discussions with both potential commercialization partners and launch customers in several key market segments.

“Building on our significant achievements in scale-up and in demonstrating novel designs for Low- and Ultra-low NOx burners reported during the second quarter, we added an emphasis in the most recent quarter on the control of flame shape and flame length in order to address significant unmet requirements in the petrochemical processing and refinery markets. We believe that the application of ECC technology in this domain may allow us to overcome system level design constraints that are characteristic of conventional combustion systems and that impose costly limits on process throughput and total plant output.

“We also successfully conducted a set of tests and bench scale demonstrations of a technique for cooling blades and/or other internal surfaces in gas turbines. The data collected from these experiments showed significant reductions of as high as 16%, or 290 degrees Fahrenheit, when the electrostatic field was engaged to repel the hot gases. The results of these preliminary demonstrations have been reviewed and well received by industry subject matter experts, including one or more prospective partners, and we intend to continue our bench scale development effort based on this early success.”

According to the company, turbines typically run well below their peak thermal efficiency because the blades and other internal structures cannot withstand sustained exposure to the highest temperatures produced by the combustors. If the blade and/or other internal surfaces can be more effectively insulated and cooled, then inlet temperatures can be increased and energy efficiency will correspondingly improve.

Rutkowski highlighted that “In addition to achieving these milestones, we continue to make refinements to a variety of techniques for flame stabilization and are advancing highly innovative designs for Low- and Ultra-Low NOx burners. We believe that there is considerable need for solutions that can meet demanding new standards in California and Texas and that do not compromise system efficiency by requiring increased flue gas recirculation or excess air or by narrowing turndown ranges and response rates.

“Our technology development efforts continue to be met with success,” added ClearSign Chief Technology Officer, Joe Colannino. “We have not only achieved and exceeded the milestones that we set for this year, but the technology is proving to be quite robust. We have made favorable discoveries relative to voltage and current requirements and have had early success in engineering power amplifier designs that point the way to significant improvements in the cost of our system.

“We formally introduced ECC technology in September to our peers in the combustion science and technology community at the American Flame Research Council meeting. It was gratifying to be able to report the very significant effects that we have demonstrated and to see the high level of interest from an audience that included many of the top names in combustion research in both industry and academia.”

“This very productive period in the advancement of our technology has been accompanied, as one might expect, by the generation of significant new IP and patentable subject matter. We have increased our invention backlog by more than fifty new inventions during the quarter and have filed more than fifty patent applications to date. I am also pleased that we are now on a relatively steady pace of filing two or more patent applications a week.”

The Company will continue to emphasize product development in three areas: New approaches to improving flame stability enable the design of next generation Low- and Ultra-Low NOx burners for use in package boilers and industrial process heaters; ECC technology’s unique ability to control flame shape and flame length enables several high-value applications in the refinery and petrochemical processing industries Our longer term effort to enable improvements to turbine design and performance may have significant implications for energy efficiency in both the commercial aviation and power generation markets.

The Company believes that these applications represent opportunities to enable products with unique features that offer valuable advantages over conventional combustion system designs.

The Company believes these markets offer opportunities for sustained growth and our development efforts in each of these areas also serve to support the broader advancement of our technology, further enhancing our technology advantage and our already robust intellectual property position.

As always, our goal remains to reward the confidence of our shareholders by continuing to create value around our technology and related intellectual property.

A conference call discussing the release of the Company’s results for the quarter ended September 30, 2012 is scheduled for Thursday, November 8 at 4:30 PM Eastern Time. To listen to the conference call, you should dial 877-407-8031 (international: +1-201-689-8031) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. If you wish to listen to a replay of the conference call, you may dial 877-660-6853 (international: +1-201-612-7415) and enter conference ID 403390. The replay will be available from 24 hours after the conference call, until December 1st, 2012.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, and fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Quarterly Report on Form 10-Q and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

Media Contact:

Dennis S. Dobson, Jr.,

(203) 258-0159

Investor Relations:

(206) 538-2732

investors@clearsign.com

ClearSign Combustion Corporation

(a Development Stage Company)

Condensed Balance Sheet

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$9,640,327	$929,962
Prepaid expenses	169,540	436,962
Total current assets	9,809,867	1,366,924

Fixed assets, net	388,577	162,173
Patents and other intangible assets	327,896	86,546
Other assets	10,512	20,512

Total Assets	$10,536,852	$1,636,155

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$158,227	$442,697
Promissory note	-	47,667
Accrued compensation	555,439	253,899
Total current liabilities	713,666	744,263
Deferred rent	35,147	17,475
Total liabilities	748,813	761,738

Stockholders' Equity:
Common stock, 8,752,015 and 5,153,216 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	876	516
Additional paid-in capital	17,294,051	5,364,139
Deficit accumulated in the development stage	(7,506,888)	(4,490,238)
Total stockholders' equity	9,788,039	874,417

Total Liabilities and Stockholders' Equity	$10,536,852	$1,636,155

ClearSign Combustion Corporation

(a Development Stage Company)

Condensed Balance Sheet

(Unaudited)

					For the Period
					from Inception
					(January 23, 2008)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		to
	2012	2011	2012	2011	September 30, 2012

Operating expenses:
Research and development	$331,485	$193,742	$887,039	$313,880	$1,410,996
General and administrative	810,557	598,886	2,144,650	2,078,215	6,114,566

Total operating expenses	1,142,042	792,628	3,031,689	2,392,095	7,525,562

Loss from operations	(1,142,042)	(792,628)	(3,031,689)	(2,392,095)	(7,525,562)
Other income (expense):	9,822	1,469	15,039	2,514	18,674

Net Loss	$(1,132,220)	$(791,159)	$(3,016,650)	$(2,389,581)	$(7,506,888)

Net Loss per share	$(0.13)	$(0.16)	$(0.42)	$(0.57)	$(2.14)

Weighted average number of shares outstanding	8,752,015	4,976,199	7,209,133	4,195,165	3,506,521